Exhibit 99.1

press release

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
March 23, 2010

COMFORCE CORPORATION ANNOUNCES
FOURTH QUARTER 2009 AND FULL YEAR RESULTS

Woodbury, NY –March 23, 2010– COMFORCE Corporation (NYSE Amex: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported results for the fourth quarter ended December 27, 2009.

Revenues for the quarter were $144.4 million compared to $154.2 million for the fourth quarter of 2008, a 6.4% decline. The lower revenues were primarily due to the adverse economic conditions that prevailed during the period and negatively impacted the labor markets overall. Sequentially, revenues increased 3.3% over third quarter 2009.

Revenues of PRO Unlimited®, the Company’s Human Capital Management segment, increased $7.4 million or 7.4%, over the prior year’s fourth quarter.   PRO’s increase in the fourth quarter of 2009 was primarily due to an increase in services provided to both new and existing clients.  Staff Augmentation decreased $17.1 million or 31.5% reflecting a decrease in client demand for services in this sector and a reduction in clients served.

COMFORCE’s gross profit for the fourth quarter of 2009 was $19.6 million, or 13.6% of sales, compared to $24.7 million, or 16.0% of sales in the fourth quarter of 2008.  The decrease in gross profit is the result of pricing pressures the Company is facing in the current economic environment, and also due to lower sales volume on higher margin services. In addition, the Company recorded an accrual of approximately $1.2 million in the fourth quarter of 2009 related to the settlement of a state tax examination.

Operating loss for the fourth quarter was $13.8 million, compared to operating income of $4.6 million in the fourth quarter of 2008.   The operating loss in the fourth quarter 2009 includes a non-cash charge for goodwill impairment in the amount of $16.1 million, relating to the

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Company’s Staff Augmentation segment.  Excluding this non-cash charge, operating income for the fourth quarter was $2.3 million.

Interest expense was $649,000 in the fourth quarter of 2009, compared to $869,000 in the fourth quarter of 2008.  This decrease was primarily due to lower borrowings under the Company’s credit facility during the fourth quarter of 2009 compared to the fourth quarter 2008.

Other income, net, for the fourth quarter of 2009 of $44,000, principally consists of a gain on the settlement of a third party dispute, partially offset by losses on foreign currency exchanges, compared to other expense, net, for the fourth quarter of 2008 of $442,000, principally consisting of losses on foreign currency exchanges.

COMFORCE recorded a loss before income taxes of $14.4 million for the fourth quarter of 2009, compared to income before income taxes of $3.3 million for the comparable period last year.

The Company recorded a tax benefit of $426,000 in the fourth quarter of 2009, compared to a tax provision of $1.4 million in the fourth quarter of 2008.

Net loss for the fourth quarter was $14.0 million, or $0.82 per basic and diluted share, compared to net income of $1.9 million, or $0.10 per basic and $0.06 per diluted share for the fourth quarter of 2008.

Full Year Results

COMFORCE reported revenues of $563.8 million for the fiscal year ended December 27, 2009, compared to revenues of $606.6 million for the fiscal year ended December 28, 2008.   PRO Unlimited revenues increased 1.3% for full year 2009.  Staff Augmentation decreased 21.9% for the full year.

COMFORCE’s gross profit for fiscal year 2009 was $80.4 million, or 14.3% of revenues, compared to $96.4 million, or 15.9% of revenues for fiscal year 2008. The decrease in gross profit is the result of pricing pressures the Company faced throughout 2009 given the prevailing economic conditions and lower sales volume on higher margin services.  In addition, the Company recorded an additional accrual of approximately $2.7 million in 2009 related to a state tax examination, which was settled in January 2010 for $2.8 million.

Operating loss for the year was $9.1 million, compared to operating income of $16.2 million for 2008.  Included in the operating loss for full year 2009 is a non-cash goodwill impairment charge in the amount of $16.1 million relating to the Company’s Staff Augmentation segment.  Excluding this non-cash charge, operating income for the full year 2009 was $7.0 million.

Interest expense for fiscal 2009 was $2.1 million, compared to $4.4 million for the prior year period. This lower interest expense was primarily due to the repurchase and redemption of the 12% Senior Notes during 2008 and lower interest rates under the Company’s credit facility.  In November 2009, the Company renewed its credit facility for three years and under the new facility, its borrowing costs will be higher than under the old facility.

Other income, net, for full year 2009 of $150,000, principally consists of a gain on the settlement of a third party dispute and gains on foreign currency exchanges, as compared to other expense, net, of $1.1 million, principally consisting of losses on foreign currency exchanges for the same period in 2008.

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COMFORCE reported a loss before income taxes for fiscal 2009 of $11.0 million, compared to income before income taxes of $10.4 million for fiscal 2008.  The Company recognized a tax provision of $1.1 million in fiscal 2009, compared to a tax provision of $4.5 million for the same period last year.

COMFORCE reported net loss of $12.2 million, or $0.76 per basic and diluted share for fiscal 2009, compared to net income of $5.9 million, or $0.28 per basic share and $0.18 per diluted share for fiscal 2008.

Comments from Management

John Fanning, Chairman and CEO of COMFORCE commented, “There have been some indications recently that there is some improvement in the labor markets, and we were pleased to have seen a sequential improvement in revenues for the fourth quarter driven by PRO’s revenues increasing 6.8% over the third quarter.  And, while we were pleased to report this, we still do not have a clear indication as to when we will see a meaningful recovery in our business.”

Mr. Fanning continued, “We remain enthusiastic about the potential for PRO Unlimited and RightSourcing® and expect these sectors of our business to continue to be in demand.  As a result, we believe we are well positioned to take advantage of opportunities to grow our business for the future.”

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PrO Unlimited subsidiary.  The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are

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reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.

Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our clients to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•
the current economic crisis has created a tightening of the credit markets coupled with increasing interest rates, which, if these conditions persist or deteriorate, could significantly increase our interest expense;

•
in the current economic climate, some state taxing authorities are more strictly interpreting business tax laws and regulations and more aggressively seeking to enforce these laws and regulations to address shortfalls in state tax revenues;

•
increases in the effective rates of any payroll-related costs or business taxes that we are unable to pass on to or recover from our clients, particularly in a climate of heightened competitive pressure;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our clients, including the amount of any wages we have paid to our employees for work performed for these clients;

•	our inability to keep pace with rapid changes in technology in our industry;

•
potential losses relating to the placement of our employees in other workplaces, including our employees’ misuse of client proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	continuing unfavorable developments in our business may result in the necessity of writing off goodwill in future periods, in addition to write-offs in 2009 and earlier periods;

•	as a result of covenants and restrictions in our credit facility, our inability to use available cash in the manner we believe will maximize stockholder value;

•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or

•
any of the other factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 28, 2008 (copies of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 27,	December 28,	December 27,	December 28,
	2009	2008	2009	2008

Net sales of services	$144,360	$154,235	$563,788	$606,636

Costs and expenses:
Cost of services	124,769	129,537	483,420	510,188
Selling, general and administrative expenses	16,307	19,151	69,732	77,129
Goodwill impairment	16,100	–	16,100	–
Depreciation and amortization	966	919	3,599	3,156

Total costs and expenses	158,142	149,607	572,851	590,473

Operating (loss) income	(13,782)	4,628	(9,063)	16,163

Other (expense) income:
Interest expense	(649)	(869)	(2,132)	(4,400)
Loss on debt extinguishment	–	–	–	(278)
Other income (expense), net	44	(442)	150	(1,064)
	(605)	(1,311)	(1,982)	(5,742)

(Loss) income before income taxes	(14,387)	3,317	(11,045)	10,421
(Benefit) provision for income taxes	(426)	1,369	1,106	4,535
Net (loss) income	$(13,961)	$1,948	$(12,151)	$5,886

Dividends on preferred stock	251	251	1,005	1,005

Net (loss) income available to common stockholders	$(14,212)	$1,697	$(13,156)	$4,881

Basic (loss) income per common share	$(0.82)	$0.10	$(0.76)	$0.28

Diluted (loss) income per common share	$(0.82)	$0.06	$(0.76)	$0.18

Weighted average common shares outstanding, basic	17,388	17,388	17,388	17,388
Weighted average common shares outstanding, diluted	17,388	33,147	17,388	32,580

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
December 27, 2009 and December 28, 2008
(in thousands, except share and per share amounts)
(unaudited)

Assets	December 27, 2009	December 28, 2008

Current assets:
Cash and cash equivalents	$2,986	6,137
Accounts receivable, less allowance of
$94 in 2009 and $92 in 2008	125,138	140,763
Funding and service fees receivable, less allowance of
$8 in 2009 and $20 in 2008	8,107	8,941
Prepaid expenses and other current assets	3,003	3,014
Deferred income taxes, net	707	353
Total current assets	139,941	159,208

Property and equipment, net	8,624	10,057
Deferred financing costs, net	634	213
Goodwill	15,973	32,073
Other assets, net	113	185

Total assets	$165,285	201,736

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,491	2,675
Short-term debt (related party)	–	1,778
Accrued expenses	120,841	131,441
Total current liabilities	123,332	135,894

Long-term debt	56,600	68,200
Deferred income taxes, net	636	1,074
Other liabilities	176	401

Total liabilities	180,744	205,569

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,387,663 and 17,387,560 shares issued and outstanding in 2009 and 2008, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at December 27, 2009 and December 28, 2008, with an aggregate liquidation preference of $9,311 at December 27, 2009 and $8,850 at December 28, 2008	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at December 27, 2009 and December 28, 2008, with an aggregate liquidation preference of $752 at December 27, 2009 and $714 at December 28, 2008	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at December 27, 2009 and December 28, 2008, with an aggregate liquidation preference of $9,296 at December 27, 2009 and $8,790 at December 28, 2008	10,264	10,264
Additional paid-in capital	48,700	48,406
Accumulated other comprehensive loss	(291)	(522)
Accumulated deficit	(79,123)	(66,972)

Total stockholders’ deficit	(15,459)	(3,833)

Total liabilities and stockholders’ deficit	$165,285	201,736

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